Exhibit (i)(2)

July 9, 2020

Spinnaker ETF Series
116 South Franklin Street
P. O. Box 69
Rocky Mount, NC  27802

Dear Board Members:
A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 22 to the Spinnaker ETF Series Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 45 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.
Very truly yours,

/s/ Greenberg Traurig LLP

Greenberg Traurig LLP

GREENBERG TRAURIG, LLP  ■  ATTORNEYS AT LAW  ■  WWW.GTLAW.COM
2200 Ross Avenue, Suite 5200 ■  Dallas, TX ■  Tel 214.665.3685
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